Exhibit 99.1

InspireMD, Inc. Appoints Andrea Tommasoli Senior Vice President of Global Sales and Marketing

and Reports Inducement Grants Under NYSE American Company Guide §711(a)

Tel Aviv, Israel – November 3, 2020 - InspireMD, Inc. (NYSE American: NSPR) (“Company”), the developer of the CGuard™ Embolic Prevention System (EPS) for the prevention of stroke caused by carotid artery disease (CAD), today announces the appointment of Andrea Tommasoli as senior vice president of global sales and marketing.

Mr. Tommasoli has more than 20 years of experience in commercializing innovative medical technology solutions that improve and advance standards of care. He has served in commercial leadership positions at Integra Life Sciences and St. Jude Medical-Abbott. Most recently in his role as senior director of indirect markets at Integra, he led the commercial expansion and integration of Codman’s acquired portfolio in all OUS. indirect countries. He received his B.A. in nuclear engineering from Bologna University, Italy and his M.B.A. from HEC Paris, France.

“Andrea’s commercial leadership fills the important role of overseeing the entirety of our sales and marketing efforts throughout our served markets and provides the essential leadership needed to elevate our overall Go To Market strategy,” commented Marvin Slosman, CEO of InspireMD. “Andrea’s experience in building commercial teams comprised of direct and indirect channels across international markets brings a unique and valuable capability to our business along with a pedigree of senior leadership capabilities, important to our growth.”

“InspireMD’s CGuard EPS and Micronet technology represent an innovative platform that provides practitioners with clinically meaningful results, which should advance across the globe as the new standard of care in carotid artery disease management and stroke prevention. I’m looking forward to joining the InspireMD organization at a pivotal time, where our results can be fully realized in next levels of value creation and growth,” added Mr. Tommasoli.

InspireMD also announces that the Company has granted Andrea Tommasoli, 271,534 shares of restricted stock and options to purchase 90,511 shares of the Company’s common stock as inducement awards outside the Company’s 2013 Long-Term Incentive Plan. The grant was approved by the Compensation Committee and was made as an inducement material to the employee entering into employment. The grant was made in reliance on the employment inducement exception to shareholder approval provided under the NYSE American Company Guide, Section 711(a), which requires public announcement of inducement awards.

The option award has an exercise price of $0.35 per share, the closing price of the Company’s common stock on the grant date of November 2, 2020 and has a ten-year term. Both the option and restricted stock awards will vest in three equal installments on the first, second, and third anniversaries of the date of grant, provided Mr. Tommasoli remains employed by the Company through the applicable vesting dates. These inducement awards also provide for accelerated vesting in connection with a change in control of the Company or certain involuntary terminations of Mr. Tommasoli’s employment.

About The CGuard® EPS

The CGuard® Embolic Protection System is an advanced platform solution designed to deliver the flexibility of the traditional open-cell stent with advanced protection from peri-procedural and post-procedural embolic events caused by plaque prolapse through the stent strut that can lead to stroke. CGuard’s unique MicroNet® technology mitigates the prolapse and associated embolization and has shown superior clinical outcomes for patients against alternative carotid stent types, conventional and next-generation double-layer stents, as well as invasive procedures such as endarterectomy, a major surgical procedure. InspireMD’s CGuard™ has created a new dimension in the protected treatment of carotid artery disease and has the potential to establish a new standard of care for the management of carotid artery disease and stroke prevention.

About InspireMD, Inc.

InspireMD seeks to utilize its proprietary MicroNet® technology to make its products the industry standard for carotid stenting by providing outstanding acute results and durable, stroke-free, long-term outcomes.

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) market acceptance of our existing and new products, (ii) negative clinical trial results or lengthy product delays in key markets, (iii) an inability to secure regulatory approvals for the sale of our products, (iv) the impact of the COVID-19 pandemic on our manufacturing, sales, business plan and the global economy, (v) intense competition in the medical device industry from much larger, multinational companies, (vi) product liability claims, (vii) product malfunctions, (viii) our limited manufacturing capabilities and reliance on subcontractors for assistance, (ix) insufficient or inadequate reimbursement by governmental and other third party payers for our products, (x) our efforts to successfully obtain and maintain intellectual property protection covering our products, which may not be successful, (xi) legislative or regulatory reform of the healthcare system in both the U.S. and foreign jurisdictions, (xii) our reliance on single suppliers for certain product components, (xiii) the fact that we will need to raise additional capital to meet our business requirements in the future and that such capital raising may be costly, dilutive or difficult to obtain and (xiv) the fact that we conduct business in multiple foreign jurisdictions, exposing us to foreign currency exchange rate fluctuations, logistical and communications challenges, burdens and costs of compliance with foreign laws and political and economic instability in each jurisdiction. More detailed information about the Company and the risk factors that may affect the realization of forward looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Investor Contacts:

Craig Shore

Chief Financial Officer

InspireMD, Inc.

888-776-6804

craigs@inspiremd.com